Exhibit 99.1

Peter L.S. Currie Joins PJT Partners Board of Directors

New York, July 31, 2025: PJT Partners Inc. (the “Company” or “PJT Partners”) (NYSE: PJT) today announced the appointment of Peter L.S. Currie to its Board of Directors (the “Board”), effective as of July 30, 2025. Mr. Currie has also been appointed to the Audit Committee of the Board.

Mr. Currie is a highly experienced senior executive, having served in senior leadership roles in high-growth, technology-driven companies. Since 2005, Mr. Currie has served as President of Currie Capital LLC, a private investment firm. He previously served as Executive Vice President and Chief Administrative Officer of Netscape Communications Corporation and as Executive Vice President and Chief Financial Officer of McCaw Cellular Communications, Inc. Prior to these roles, Mr. Currie spent nine years in investment banking at Morgan Stanley. In addition to his management experience, Mr. Currie has served on the boards of directors and audit committees of Twitter, Inc., Schlumberger Limited, New Relic, Inc., Clearwire Corporation, CNET Networks, Inc., Safeco Corporation, and Sun Microsystems, Inc.

Mr. Currie previously served as President of the Board of Trustees of Phillips Academy and holds a B.A. in Economics and French Literature from Williams College and an M.B.A. from Stanford University.

“We are delighted to welcome Peter to our Board of Directors,” said Paul J. Taubman, Chairman and Chief Executive Officer of PJT Partners. “Throughout Peter's illustrious career, he has served with distinction as both a senior operating executive and board member across a wide array of companies and industries, with a particular focus on emerging and technology-forward enterprises. Peter's deep insights and expertise will be invaluable at a time when technology is transforming the business models of many of our clients and presenting significant opportunities for our firm. We look forward to Peter's contributions as we continue to expand our industry expertise, our product capabilities, and our global reach. As always, we remain focused on delivering superior outcomes for our clients and differentiated performance for our shareholders.”

“I am honored to join the Board of Directors of PJT Partners and support the company’s consistently upward growth trajectory,” said Mr. Currie. “I have admired PJT Partners' unwavering commitment to its clients since its establishment 10 years ago, and I believe now is as exciting a time as ever to join an organization with such a clear vision and an unmatched culture of excellence. I look forward to working alongside Paul and the rest of the Board as we continue to build the best advisory-focused investment bank - one that delivers sustainable, long-term value for clients, employees, and shareholders.”

About PJT Partners

PJT Partners is a premier, global, advisory-focused investment bank that was built from the ground up to be different. Our highly experienced, collaborative teams provide independent advice coupled with old-world, high-touch client service. This ethos has allowed us to attract some of the very best talent in the markets in which we operate. We deliver leading advice to many of the world's most consequential companies, effect some of the most transformative transactions and restructurings and raise billions of dollars of capital around the globe to support startups and more established companies. To learn more about PJT Partners, please visit our website at www.pjtpartners.com.

Media Relations: Jon Keehner Joele Frank, Wilkinson Brimmer Katcher Tel: +1 212.355.4449 PJT-JF@joelefrank.com	Investor Relations: Sharon Pearson PJT Partners Inc. Tel: +1 212.364.7120 pearson@pjtpartners.com